As filed with the Securities and Exchange Commission on May 21, 2013

Registration No. 333-183664

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT NO. 333-183664

UNDER

THE SECURITIES ACT OF 1933

KAYAK SOFTWARE CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

Delaware	54-2139807
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

55 North Water Street, Suite 1

Norwalk, CT 06854

(203) 899-3100

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

2012 Equity Incentive Plan

Third Amended and Restated 2005 Equity Incentive Plan

2004 Stock Incentive Plan

(Full Title of the Plans)

Karen Ruzic Klein

General Counsel and Corporate Secretary

KAYAK Software Corporation

55 North Water Street, Suite 1

Norwalk, CT 06854

(203) 899-3100

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Michael A. Conza

Bingham McCutchen LLP

One Federal Street

Boston, MA 02110

Tel: (617) 951-8000

Fax: (617) 951-8736

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

DEREGISTRATION OF COMMON STOCK

On August 31, 2012, KAYAK Software Corporation (the “Registrant”) filed with the Securities and Exchange Commission (the “Commission”) a registration statement on Form S-8, Registration No. 333-183664 (the “Registration Statement”), for the sale of (i) 1,100,000 shares of Class A and Class B common stock, both with par value $0.001 per share, of the Registrant (the “Class A common stock” and “Class B common stock” respectively and together the “Common Stock”) under the Registrant’s 2012 Equity Incentive Plan, (ii) 9,849,769 shares of each of Class A common stock and Class B common stock under the Registrant’s Third Amended and Restated 2005 Equity Incentive Plan, and (iii) 621,914 shares of each of Class A common stock and Class B common stock under the Registrant’s 2004 Stock Incentive Plan.

The Registrant is filing this Post-Effective Amendment No. 1 to Form S-8 to withdraw and remove from registration the uninssued and unsold shares of the Registrant’s Common Stock previously registered by the Registrant pursuant to the Registration Statement.

On May 21, 2013, pursuant to the terms of the Agreement and Plan of Merger, dated as of November 8, 2012, by and among priceline.com Incorporated (“priceline.com”), the Registrant, and Produce Merger Sub, Inc. (“Produce”), a wholly owned subsidiary of priceline.com, the Registrant merged with and into Produce, and the Registrant became an indirect wholly-owned subsidiary of priceline.com (the “Merger”). At the effective time of the Merger, each outstanding and unexercised option, whether vested or unvested, was automatically converted into (1) an option to purchase a number of shares of priceline.com common stock subject to a formula more fully described in the Proxy Statement/Prospectus filed with the Commission by priceline.com on February 4, 2012 (the “Prospectus”) and (2) an amount in cash equal to an amount more fully described in the Prospectus. At the effective time of the Merger, any vesting conditions applicable to each outstanding restricted stock unit accelerated in full and each restricted stock unit was cancelled and the holders received an amount in cash equal to $41.40 per restricted stock unit.

As a result of the Merger, the offerings pursuant to the Registration Statement have been terminated. In accordance with an undertaking made by the Registrant in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the Common Stock registered under the Registration Statement that remain unsold at the termination of the offerings, the Registrant hereby removes from registration the Common Stock registered but unsold under the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Post-Effective Amendment No. 1 to Form S-8 and has duly caused this Post-Effective Amendment No. 1 to Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Norwalk, State of Connecticut, on the 21st day of May, 2013.

KAYAK SOFTWARE CORPORATION

By:	/s/ Daniel Stephen Hafner
Name:	Daniel Stephen Hafner
Title:	Chief Executive Officer and Director

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Daniel Stephen Hafner Daniel Stephen Hafner	Chief Executive Officer and Director (Principal Executive Officer)	May 21, 2013

/s/ Melissa Reiter Birge Melissa Reiter Birge	Chief Financial Officer and Treasurer (Principal Financial Officer and Accounting Officer)	May 21, 2013

/s/ Paul M. English Paul M. English	President, Chief Technology Officer and Director	May 21, 2013

/s/ Joel E. Cutler Joel E. Cutler	Director	May 21, 2013

/s/ Terrell B. Jones Terrell B. Jones	Director	May 21, 2013

/s/ Michael Moritz Michael Moritz	Director	May 21, 2013

/s/ Hendrik W. Nelis Hendrik W. Nelis	Director	May 21, 2013

/s/ Brian H. Sharples Brian H. Sharples	Director	May 21, 2013

/s/ Gregory S. Stanger Gregory S. Stanger	Director	May 21, 2013